Bentley Park 2 Holland Way Exeter, NH 03833-2937 Tel: 603.658.6100 Fax: 603.658.6101/6102 www.bentleypharm.com	News Release
IMMEDIATE RELEASE	Contact: Sharon Merrill Associates Jim Buckley Executive Vice President 617.542.5300 bnt@investorrelations.com

Bentley Pharmaceuticals, Inc. Announces Plans to Separate Its Two Businesses
and Explore Strategic Alternatives With Respect To Its Generics Business

EXETER, NH, October 23, 2007– Bentley Pharmaceuticals, Inc. (the “Company” or “Bentley”) (NYSE: BNT), today announced that its Board of Directors has completed a strategic review of the Company and unanimously approved a plan to separate its drug delivery business from Bentley in a transaction that will result in two independent and highly focused public companies.  The Board of Directors also announced its intention to explore strategic alternatives with respect to its generics business.

“The Board believes that by separating Bentley into two focused and better understood companies, the opportunities for both the drug delivery business and the generics pharmaceutical business could be substantially enhanced and greater value could be created than under the current structure,” said James R. Murphy, Chairman and CEO.  “Operating separately will allow each company to benefit from greater strategic and managerial focus.  The separation will enable the two businesses to compete more effectively in their respective markets and optimize their respective business goals, research initiatives and capital requirements.  We believe that our decision to separate our two businesses and to explore all available strategic alternatives with respect to the generics business may result in increased value for our shareholders,” said Mr. Murphy.

Spin-off of Drug Delivery Business
Completion of the proposed spin-off is subject to numerous conditions, including final approval by Bentley’s Board of Directors and the filing and effectiveness of a registration statement with the Securities and Exchange Commission.

Bentley plans to spin off the drug delivery business as an independent, publicly traded company to be known as CPEX Pharmaceuticals, Inc. (“CPEX Pharmaceuticals”).  Bentley’s drug delivery business segment reported revenues of $8.4 million in 2006. Bentley plans to implement the spin-off through a taxable stock dividend of all CPEX Pharmaceuticals common stock to Bentley shareholders.  CPEX Pharmaceuticals plans to seek a listing on the NASDAQ Capital Market under the ticker symbol “CPEX” and Bentley will continue to trade on the NYSE under its current ticker symbol “BNT.”  Upon completion of the plan, Bentley will focus on the generics pharmaceutical business.

Until CPEX Pharmaceuticals can fully establish its own operations, Bentley will provide transitional services, including managerial, operational and administrative support, for a period up to 24 months.  The key executive officer positions, as well as the Board of Directors, of each of the companies will be named prior to the consummation of the plan.

“The generics and drug delivery businesses have very different strategic goals, key performance indicators and shareholder expectations.  Because the synergies between these businesses are limited, we concluded that separating them at this time would result in greater transparency for our shareholders, and allow the businesses to compete more effectively in their respective markets,” said Mr. Murphy.

CPEX Pharmaceuticals, Inc.
CPEX Pharmaceuticals will focus on developing innovative drug delivery technologies based on the Company’s unique CPE-215 permeation enhancement technology.  This technology has been validated through commercialization of Testim®, a testosterone gel marketed by Auxilium Pharmaceuticals and is also currently being used to develop Nasulin®, an intranasal insulin product.  Following the consummation of the plan, CPEX Pharmaceuticals will be based in Exeter, NH and will employ approximately 20 individuals.

Strategic Review of Generics Business
The generics pharmaceutical business is the larger of the two business segments of Bentley, with revenues in 2005 and 2006 of $91.6 million and $101.1 million, respectively.  Following the consummation of the plan, Bentley will maintain its significant commercial and manufacturing presence in Europe and continue to develop, market and license current and pipeline pharmaceuticals.  Following the spin-off, Bentley will employ approximately 425 individuals, including its current senior management team in Spain.  Bentley will also continue to maintain corporate headquarters in Exeter, NH.  The Company’s current manufacturing, sales and marketing, and R&D centers in Europe will be virtually unaffected by the spin-off.

“Over the past five years our generics business has grown from $38.7 million in revenue to $101.1 million, and is the 7th largest generic company in Spain.  Along the way it has modernized its facilities, improved efficiencies in manufacturing and product introduction, and built a sophisticated sales and marketing infrastructure focused on capturing market opportunities within Spain and outside its borders.  We believe that the time is right to conduct a review of the strategic alternatives available to the generics business and that such review can deliver greater value for our shareholders,” said Mr. Murphy.

At this time, the Company intends to pursue all options available to seek the highest value for shareholders. However, the Company can give no assurance that either a transaction involving the generics business or that the spin-off of the drug delivery business will occur or that Bentley’s business will not be affected by the uncertainty arising from any potential transaction.  More information regarding CPEX Pharmaceuticals will be included in a Form 10 to be filed with the SEC.  The Board does not intend to provide any update with respect to its review of potential strategic alternatives until it has approved a definitive course of action.

The Board of Directors has retained Deutsche Bank as financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP as legal advisor with respect to the spin-off transaction and to support Bentley in its strategic review.

Forward Looking Statements
This press release contains certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments of the companies.  Forward-looking statements can be identified by the use of words such as “in the future,” “will,” “may,” “believe,” “expect,” “plans,” “strategy,” “intends,” and “estimate.”  Statements that refer to Bentley’s or CPEX Pharmaceuticals’ financial projections or estimated future results, including but not limited to discussions of plans for executing the spin-off, the taxable nature of the spin-off, future prospects of the companies as independent companies, growth objectives, products (future products, regulatory filings and/or expected approvals and potential markets), strategy, revenue and market-growth and the like, are forward-looking statements that reflect the Company’s current analysis of existing trends, information and current plans. Actual results may differ from current expectations based on a number of factors affecting the Company’s businesses, including changing competitive, regulatory and market conditions; inherent uncertainty associated with financial projections, which cannot be predicted with certainty; unpredictability associated with the timing and the results of both the research and development and regulatory processes; domestic and foreign health care and cost containment reforms; technological advances and patents obtained by competitors; approval, introduction and consumer acceptance of new products and continuing acceptance of currently marketed products; timely and successful implementation of strategic alternatives; uncertainty associated with the identification of and successful execution of external corporate development transactions and strategic alliance partners; each company’s ability to obtain and maintain a sufficient supply of its products to meet market demand in a timely manner; matters affecting the economy in general, such as changes in interest and currency exchange rates; the uncertainties associated with effecting a spin-off of a separate public company; and the discretion of Bentley’s Board of Directors to delay or cancel the spin-off prior to execution.  The Company disclaims any intent or obligation to update these forward-looking statements.